Exhibit 99.1
For Release
July 22, 2008, 2 p.m. EDT
GMAC Financial Services Announces ResCap Management Changes
Marano to assume ResCap CEO role; Weintraub named vice chairman;
Renzi appointed COO
MINNEAPOLIS — GMAC Financial Services today announced that Thomas Marano, currently non-executive chairman of Residential Capital, LLC (ResCap) is named ResCap chairman and chief executive officer, effective immediately. He succeeds ResCap’s current CEO Jim Jones, who has elected to leave the company. Marano will remain a Cerberus Capital Management, L.P. employee and be dedicated to ResCap to fulfill this role. He will report to GMAC CEO Alvaro de Molina.
“Tom brings extensive experience in the mortgage and capital markets to ResCap at this critically important time for the company,” said de Molina. “Under Tom’s leadership, ResCap will continue to execute our ongoing plan to streamline the business and focus on core mortgage lending and servicing businesses in the U.S. and select international markets.”
Marano was appointed to the ResCap board as non-executive chairman in April 2008, at which time he also joined Cerberus as a managing director. Prior to this, Marano spent more than 25 years at Bear Stearns & Co., Inc., most recently heading the global operations of mortgage trading and originations and serving on the company’s Board of Directors.
Additional management changes were announced today and effective immediately to further strengthen the ResCap leadership team. Joshua Weintraub, Cerberus employee and executive committee member of the ResCap board, will assume the role of ResCap vice chairman. Tony Renzi, senior managing director of servicing for ResCap’s U.S. Residential Funding Group, is named to the newly created position of ResCap chief operating officer. Jerry Lombardo, a Cerberus Operations employee, will join the company and lead the management of the Treasury function as treasury executive, succeeding Treasurer Bill Casey who has left the company. As previously announced, Thomas W. Neary has joined ResCap from Wells Fargo & Company as executive vice president and senior managing director of Capital Markets.
“These management moves will further bolster the leadership team at ResCap and provide a diverse set of talents and skill sets as we work to stabilize the company and weather the near-term market challenges,” said de Molina. “As we make this transition, we thank Jim for his leadership at ResCap in executing a major restructuring of the business and managing efforts to reduce risk and preserve liquidity.”

EXHIBIT 99.1
In June, ResCap announced a comprehensive series of transactions, which included extending unsecured debt maturities, renewing critical funding lines and gaining additional liquidity support from GMAC and its shareholders.
About GMAC Financial services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Contacts
Gina Proia
O: 917.369.2364
Gina.Proia@gmacfs.com
Jeannine Bruin
O: 215-734-6467
Jeannine.Bruin@gmacm.com